Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2024

- Revenue for Fiscal 2024 increased 24.9% to a record $2.8 billion -
- Record Fiscal 2024 EPS of $4.93, an increase of 9.8% -
- Provides Fiscal 2025 Modeling Assumptions -

West Fargo, ND – March 21, 2024 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2024.
"We finished fiscal year 2024 with a strong performance that was driven by growth across all of our legacy operating segments and resulted in record revenue of $2.8 billion, consolidated pre-tax margin of 5.5%, and record earnings per share of $4.93," stated Bryan Knutson, Titan Machinery’s President & Chief Executive Officer. "The fourth quarter includes financial results of our recent O'Connors acquisition and integration activities are reinforcing the strategic vision we have for this business. In addition to strong retail sales activity during the quarter, our domestic team met demand through improving the pace of customer deliveries following a concerted effort to complete pre-delivery inspections of new machinery — this focus can be seen in the high volume of equipment that was delivered in the quarter. I am also pleased with our ability to continue to advance our customer care strategy and to drive double-digit same store growth for our recurring parts and service business."
Fiscal 2024 Fourth Quarter Results
Consolidated Results
For the fourth quarter of fiscal 2024, revenue increased to $852.1 million, compared to $583.0 million in the fourth quarter last year. Equipment revenue was $714.0 million for the fourth quarter of fiscal 2024, compared to $471.0 million in the fourth quarter last year. Parts revenue was $90.8 million for the fourth quarter of fiscal 2024, compared to $72.2 million in the fourth quarter last year. Revenue generated from service was $35.1 million for the fourth quarter of fiscal 2024, compared to $28.0 million in the fourth quarter last year. Revenue from rental and other was $12.2 million for the fourth quarter of fiscal 2024, compared to $11.8 million in the fourth quarter last year.
Gross profit for the fourth quarter of fiscal 2024 was $141.0 million compared to $108.9 million in the fourth quarter last year. The Company's gross profit margin was 16.6% in the fourth quarter of fiscal 2024, compared to 18.7% in the fourth quarter last year. The year-over-year decrease in gross profit margin in the fourth quarter was primarily due to lower equipment margin as we are experiencing some normalization of equipment gross margin across each of our segments. The fourth quarters of fiscal 2024 and fiscal 2023 each included benefits related to manufacturer incentive plans of $7.8 million and $1.8 million, respectively.
Operating expenses were $100.3 million for the fourth quarter of fiscal 2024, compared to $83.7 million in the fourth quarter last year. The year-over-year increase was driven by additional operating expenses associated with acquisitions that have taken place in the past year, as well as an increase in variable expenses. However, operating expenses as a percentage of revenue decreased 260 basis points to 11.8% for the fourth quarter of fiscal 2024, compared to 14.4% of revenue in the prior year period.
Floorplan and other interest expense aggregated to $9.3 million for the fourth quarter of fiscal 2024, compared to $2.1 million for the same period last year, with the increase led by a higher level of interest-

bearing inventory, the usage of existing floorplan capacity to finance the O'Connors acquisition, and higher interest rates.
In the fourth quarter of fiscal 2024, net income was $24.0 million, or earnings per diluted share of $1.05, which included approximately $0.26 per share of benefits associated with manufacturer incentive plans. This compares to net income of $18.1 million, or earnings per diluted share of $0.80, for the fourth quarter of last year, which included approximately $0.06 per share of benefits associated with manufacturer incentive plans.
The Company generated $45.3 million in EBITDA in the fourth quarter of fiscal 2024, reflecting an increase of 42.2% versus the $31.8 million generated in the fourth quarter of last year.
Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2024 was $620.6 million, compared to $440.9 million in the fourth quarter last year. The 40.8% revenue increase was led by strong same-store sales growth of 35.5% which was aided by strong demand and improved equipment availability. Segment revenue growth was also supported by contributions from the acquisitions of Pioneer Farm Equipment in February 2023 and Scott Supply in January 2024. Pre-tax income for the fourth quarter of fiscal 2024 was $28.8 million, compared to $19.3 million in the fourth quarter of the prior year; both periods reflect benefits associated with manufacturer incentive plans in the amounts of $7.8 million and $1.8 million, respectively.
Construction Segment - Revenue for the fourth quarter of fiscal 2024 was $100.1 million, compared to $85.1 million in the fourth quarter last year. The year-over-year increase in revenue was driven by a same-store sales increase of 17.7%, which resulted from the timing of equipment deliveries which shifted some revenue into the fourth quarter of this year as compared to the timing of deliveries to customers in the second half of last year. Pre-tax income for the fourth quarter of fiscal 2024 was $4.6 million, and compared to $5.4 million in the fourth quarter last year.
Europe Segment - Revenue for the fourth quarter of fiscal 2024 was $61.6 million, compared to $57.0 million in the fourth quarter last year; foreign currency fluctuations accounted for a $2.6 million increase in revenue. Net of the effect of these foreign currency fluctuations, revenue increased $2.1 million or 3.6%. Pre-tax loss for the fourth quarter of fiscal 2024 was $0.6 million, compared to pre-tax income of $1.5 million in the fourth quarter of the prior year. The decrease in profitability was primarily driven by a partial normalization of equipment margins and higher operating expenses.

Australia Segment - Revenue for the fourth quarter of fiscal 2024 was $69.8 million, pre-tax income for the fourth quarter of fiscal 2024 was $4.1 million.
Fiscal 2024 Full Year Results
Revenue increased 24.9% to $2.8 billion for fiscal 2024. Net income for fiscal 2024 was $112.4 million, or a record $4.93 per diluted share, which included approximately $0.26 per share of benefits associated with manufacturer incentive plans. This compares to $101.9 million, or $4.49 per diluted share, for the prior year, which included approximately $0.21 per share of benefits associated with manufacturer incentive plans. The Company generated EBITDA of $189.3 million in fiscal 2024, representing an increase of 14.6% compared to EBITDA of $165.2 million in fiscal 2023.
Balance Sheet and Cash Flow
Cash at the end of the fourth quarter of fiscal 2024 was $38.1 million. Inventories increased to $1.3 billion as of January 31, 2024, compared to $703.9 million as of January 31, 2023. This change in inventory reflects increases of $375.6 million, $182.3 million, and $38.6 million in new equipment, used equipment and parts inventory, respectively. The increase in inventory includes $110.1 million that was attributable to acquisitions made during fiscal 2024. Outstanding floorplan payables were $893.8 million on $1.4 billion total available floorplan and working capital lines of credit as of January 31, 2024, compared to $258.4 million outstanding floorplan payables as of January 31, 2023.

For the fiscal year ended January 31, 2024, the Company’s net cash used for operating activities was $32.3 million, compared to net cash provided by operating activities of $10.8 million for the fiscal year ended January 31, 2023. This decrease in operating cash flow was driven by an increase in inventories and timing and collections of accounts receivable, which was partially offset by an increase in floorplan lines of credit from manufacturers and higher net income for fiscal year 2024. Net cash provided by financing activities increased year over year to $188.6 million in fiscal year 2024 compared to $22.0 million in fiscal year 2023. This increase was driven by a $160.8 million increase in non-manufacturer floorplan payables, which represents the Company's other credit lines including its Bank Syndicate Agreement.
Additional Management Commentary
Mr. Knutson concluded, "Looking ahead to fiscal 2025, we are forecasting consolidated revenue growth primarily led by annualization of the O'Connors acquisition as well as steady growth in our parts and service business. In consideration of the shifting Ag cycle dynamics, we believe Titan and the industry are significantly healthier than the prior cycle. However, we do expect compression of equipment margins in this transition period and will continue investing in our customer care strategy to build out additional service capacity across our network. As such, we are setting expectations for earnings per share that we believe are appropriate and achievable. Our business remains in a position of strength and we expect to demonstrate the durability of our earnings through this cycle following a multi-year effort to implement greater efficiency across our organization."

2025 Modeling Assumptions
The following are the Company's current expectations for fiscal 2025 modeling assumptions.

Current Assumptions
Segment Revenue
Agriculture (1)	Flat - Up 5%
Construction	Up 3 - 8%
Europe	Flat - Up 5%
Australia (2)	$250M - $270M USD

Diluted EPS	$3.00 - $3.50

(1) Includes the full year impact of the Scott Supply acquisition, which closed in January 2024.
(2) Represents the range of expected revenue for our Australia segment, which was acquired through the O'Connors acquistions that closed in October 2023.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 4, 2024, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13744324.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
This press release and the attached financial tables contain disclosure of the Company's EBITDA, which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that presentation of this non-GAAP financial measure improves the transparency of the Company's disclosures and provides a meaningful presentation of the Company's results.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations across three continents -North America, Europe and Australia - servicing farmers, ranchers and commercial applicators. The network consists of: US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming; European stores located in Bulgaria, Germany, Romania, and Ukraine; and Australian stores located in the regions of Victoria, New South Wales, and South Australia. Titan Machinery's locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "potential," "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding the financial impact on the Company of the O'Connors acquisition during future periods, modeling assumptions, segment revenues and diluted earnings per for the fiscal year ending January 31, 2025, and the level of equipment margins ain future periods, and may include statements regarding Agriculture, Construction, Europe (formerly "International) and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our Europe segment, inventory availability and consumer demand expectations, our service department capacity leverage expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan's actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company's risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan's business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
Managing Director
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2024	January 31, 2023
Assets
Current Assets
Cash	$38,066	$43,913
Receivables, net of allowance for expected credit losses	153,657	95,844
Inventories	1,303,030	703,939
Prepaid expenses and other	24,262	25,554
Total current assets	1,519,015	869,250
Noncurrent Assets
Property and equipment, net of accumulated depreciation	298,774	217,782
Operating lease assets	54,699	50,206
Deferred income taxes	529	1,246
Goodwill	64,105	30,622
Intangible assets, net of accumulated amortization	53,356	18,411
Other	1,783	1,178
Total noncurrent assets	473,246	319,445
Total Assets	$1,992,261	$1,188,695

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$43,846	$40,834
Floorplan payable	893,846	258,372
Current maturities of long-term debt	13,706	7,241
Current maturities of operating leases	10,751	9,855
Deferred revenue	115,852	119,845
Accrued expenses and other	74,400	62,004
Total current liabilities	1,152,401	498,151
Long-Term Liabilities
Long-term debt, less current maturities	106,407	89,950
Operating lease liabilities	50,964	48,513
Deferred income taxes	22,607	9,563
Other long-term liabilities	2,240	6,212
Total long-term liabilities	182,218	154,238
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	258,657	256,541
Retained earnings	397,225	284,784
Accumulated other comprehensive income (loss)	1,760	(5,019)
Total stockholders' equity	657,642	536,306
Total Liabilities and Stockholders' Equity	$1,992,261	$1,188,695

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2024	2023	2024	2023
Revenue
Equipment	$714,044	$470,980	$2,145,316	$1,711,559
Parts	90,763	72,222	410,841	327,196
Service	35,137	27,955	157,315	129,803
Rental and other	12,188	11,825	44,973	40,748
Total Revenue	852,132	582,982	2,758,445	2,209,306
Cost of Revenue
Equipment	626,898	407,161	1,864,558	1,477,539
Parts	63,146	48,256	279,921	220,418
Service	12,971	10,920	53,981	46,208
Rental and other	8,082	7,780	28,631	25,302
Total Cost of Revenue	711,097	474,117	2,227,091	1,769,467
Gross Profit	141,035	108,865	531,354	439,839
Operating Expenses	100,328	83,675	362,509	301,516
Income from Operations	40,707	25,190	168,845	138,323
Other Income (Expense)
Interest and other income	2,173	694	3,300	3,862
Floorplan interest expense	(6,028)	(788)	(13,802)	(1,875)
Other interest expense	(3,294)	(1,267)	(7,303)	(5,069)
Income Before Income Taxes	33,558	23,829	151,040	135,241
Provision for Income Taxes	9,595	5,717	38,599	33,373
Net Income	$23,963	$18,112	$112,441	$101,868

Diluted Earnings per Share	$1.05	$0.80	$4.93	$4.49
Diluted Weighted Average Common Shares	22,517	22,405	22,499	22,380

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2024	2023
Operating Activities
Net income	$112,441	$101,868
Adjustments to reconcile net income to net cash (used) provided by operating activities
Depreciation and amortization	31,479	25,197
Other, net	12,941	19,995
Changes in assets and liabilities, net of effects of acquisitions
Inventories	(476,389)	(180,929)
Manufacturer floorplan payable	368,111	69,633
Other working capital	(80,863)	(24,948)
Net Cash (Used) Provided by Operating Activities	(32,280)	10,816
Investing Activities
Property and equipment purchases	(62,361)	(37,211)
Proceeds from sale of property and equipment	7,134	3,756
Acquisition consideration, net of cash acquired	(107,548)	(100,471)
Other, net	(597)	(139)
Net Cash Used for Investing Activities	(163,372)	(134,065)
Financing Activities
Net change in non-manufacturer floorplan payable	183,148	22,334
Net proceeds from long-term debt	6,554	778
Other, net	(1,125)	(1,153)
Net Cash Provided by Financing Activities	188,577	21,959
Effect of Exchange Rate Changes on Cash	1,228	(946)
Net Change in Cash	(5,847)	(102,236)
Cash at Beginning of Period	43,913	146,149
Cash at End of Period	$38,066	$43,913

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2024	2023	Change	2024	2023	Change
Revenue
Agriculture	$620,593	$440,891	40.8%	$2,044,263	$1,601,720	27.6%
Construction	100,095	85,067	17.7%	332,463	308,457	7.8%
Europe	61,635	57,024	8.1%	311,910	299,129	4.3%
Australia	69,809	—	*n/m	69,809	—	*n/m
Total	$852,132	$582,982	46.2%	$2,758,445	$2,209,306	24.9%

Income (Loss) Before Income Taxes
Agriculture	$28,761	$19,345	48.7%	$121,072	$102,733	17.9%
Construction	4,599	5,372	(14.4)%	18,346	18,569	(1.2)%
Europe	(610)	1,514	*n/m	16,487	20,197	(18.4)%
Australia	4,115	—	*n/m	4,115	—	*n/m
Segment income before income taxes	36,865	26,231	40.5%	160,020	141,499	13.1%
Shared Resources	(3,307)	(2,402)	37.7%	(8,980)	(6,258)	43.5%
Total	$33,558	$23,829	40.8%	$151,040	$135,241	11.7%
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2024	2023	2024	2023
EBITDA
Net Income	$23,963	$18,112	$112,441	$101,868
Adjustments
Interest expense, net of interest income	3,104	1,167	6,759	4,730
Provision for income taxes	9,595	5,717	38,599	33,373
Depreciation and amortization	8,608	6,842	31,479	25,197
EBITDA	$45,270	$31,838	$189,278	$165,168